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                                                                  EXHIBIT 10.6

                                   CONRAD ISP

                             KEY EMPLOYEE AGREEMENT
                                       FOR
                                 KEVIN RANDOLPH


     This Key Employment Agreement ("Agreement") is entered into as of the 10th day of February, 1999, by and between Kevin Randolph ("Executive") and CONRAD ISP, a Delaware corporation (the "Company").

     WHEREAS, the Company desires to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for his services; and

     WHEREAS, Executive wishes to be employed by the Company and to provide personal services to the Company in return for certain compensation and benefits;

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

     1. EMPLOYMENT BY THE COMPANY.

         1.1 EFFECTIVE DATE. The effective date of this Agreement (the "Employment Date") shall be the closing date of the acquisition by the Company of certain assets of Asia Communications Global Limited Acquisition (the "ACGL Acquisition"). If the ACGL Acquisition does not close by February 28, 1999, this Agreement shall have no effect, and shall not be binding on the Company or on Executive.

         1.2 TITLE. Subject to terms set forth herein, the Company agrees to employ Executive in the position of President and Chief Executive Officer and Executive hereby accepts such employment effective as of the Employment Date. You will also be appointed as a member of the Board of Directors.

         1.3 DUTIES. Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with his then current title, consistent with the Bylaws of the Company and as required by the Company's Board of Directors (the "Board"). During the term of his employment with the Company, Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods as set forth herein and reasonable periods of illness or other incapacities permitted by the Company's general employment policies) to the business of the Company.

         1.4 COMPANY POLICIES. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement


                                       1.
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shall control. Executive agrees to execute, without exception, the Company's form of Proprietary Information and Inventions Agreement (the "Inventions Agreement") in the form attached as Exhibit A, and the benefits of this Agreement to Executive shall be contingent upon such execution and delivery to the Company and its counsel.

         1.5 INTERNATIONAL ASSIGNMENT. Executive agrees to accept an international assignment to the Company's overseas office located in Hong Kong ("Assignment"). Executive's Assignment will begin on the Employment Date and, unless otherwise agreed in writing between Executive and the Company, will continue until the earliest of (i) three (3) years from the Employment Date,
(ii) the initial public offering of the Company's Common Stock on a U.S. national exchange , NASDAQ or other globally recognized stock exchange, or (iii) the sale of control of the Company and expiration of a reasonable period of time following the closing of such sale of control as necessary to allow investors in the Company an opportunity to liquidate or sell their holdings; or (iv) termination of Executive's employment pursuant to this Agreement.

     2. COMPENSATION.

         2.1 SALARY. Executive shall be paid for services to be rendered hereunder an annualized base salary of US $240,000, subject to normal withholdings and deductions, and subject to increase in accordance with the policies of the Company in force from time to time, as determined by its Board in its sole discretion, payable in installments in accordance with Company policy. During the Assignment, Executive will be on the payroll of the Company's United States of America ("US") office.

         2.2 STANDARD COMPANY BENEFITS. Executive shall be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard Company benefits and compensation practices which Executive shall formulate and adopt with the Board's approval, which may be in effect from time to time and provided by the Company to its employees generally. Such rights and benefits will be established by the Board, in consultation with you as Chief Executive Officer.

         2.3 VACATION AND SICK LEAVE. Executive shall be entitled to take four
(4) weeks of paid vacation per year and shall be entitled to sick days during the terms of his employment consistent with the Company's standard practice for its employees generally.

         2.4 REIMBURSEMENT. Executive shall be entitled to receive prompt reimbursement of all reasonable expenses incurred by him in performing Company services, including expenses related to travel and expenses while away from home on business. Such expenses shall be accounted for under policies and procedures established by the Company.

         2.5 LIVING ALLOWANCE. During the Assignment, Executive shall be entitled to a monthly living allowance of US $10,000.00 per month, subject to normal withholdings and deductions.

         2.6 COMMON STOCK OWNERSHIP. Executive shall be entitled to purchase Common Stock of the Company, at 2(cent) a share (the "Purchased Stock"). The


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number of shares of Purchased Stock shall be determined by mutual agreement between Executive and the Company's Board of Directors, such that the total number of shares issued to Executive shall be equal to 8.5% of the fully-diluted shares of the Company, following the ACGL Acquisition. The Purchased Stock shall vest 33% following one year after the Employment Date and thereafter 1/36th each month for the subsequent 24 months, so long as Executive is employed by the Company. In the event during the Employment of Executive there is (i) the sale of all or substantially all of the assets of the Company, or (ii) a merger, consolidation or other transaction which results in the transfer of in excess of 50% of the voting control of the Company, the vesting of the Purchased Stock shall be fully accelerated on the closing of such event. In the event that during the employment of Executive there is an initial public offering of the Company's Common Stock and such stock becomes traded on a US national exchange or on the Nasdaq National Market, 50% of the then unvested Purchased Stock shall become vested on the closing of such offering.

         2.7 PREFERRED STOCK. Executive shall be entitled to purchase up to $500,000 of Series A Preferred Stock of the Company at the same price paid by the initial purchasers of such Preferred Stock. Such right will terminate on the earlier of (i) April 30, 1999 or (ii) the date of issuance by the Company of Series B Preferred Stock.

     3. TAX SERVICES

     Executive will be provided with professional tax consulting services through the use of a Company-designated accounting service. Executive acknowledges that the Company is not providing Executive with tax advice with respect to his employment or the Assignment.

     4. OUTSIDE ACTIVITIES.

         4.1 Except with the prior written consent of the Company's Board of Directors (which consent is expected to be set forth in a letter to you), during the term of his employment by the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity; provided, however, that anything above to the contrary notwithstanding, he may own, as a passive investor, securities of any public corporation, so long as his direct holdings in any one such corporation shall not in the aggregate constitute more than 1% of the voting stock of such corporation. In addition, Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder.

     5. TERMINATION OF EMPLOYMENT.

         5.1 TERMINATION WITHOUT CAUSE.

               (a) The Company shall have the right to terminate Executive's employment with the Company at any time without Cause.


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               (b) In the event Executive's employment is terminated during the
Assignment by the Company without Cause or by Executive for Good Reason, the Company shall provide Executive with the following severance benefits: (i) continuation of Executive's base salary for a period of twelve (12) months; (ii) to the extent permitted by federal COBRA law and by the Company's health policy, continuation of Executive's health care coverage for six (6) months; and (iii) vesting of the Purchased Stock shall be accelerated by the number of shares that would have vested during a period of four (4) months following the date of termination, or if the date of termination is within twelve (12) months after the Employment Date, by the number of shares that would have vested four (4) months after the Employment Date, and Executive shall be entitled to retain the number of shares of Executive's Purchased Stock vested as of such future date of termination, including shares vested pursuant to this (iii).

               (c) "Good Reason" for termination by Executive shall mean any one of the following events: (i) material reduction of the Executive's rate of compensation; (ii) material reduction in the package of welfare benefit plans, taken as a whole, provided to the Executive (except that employee contributions may be raised to the extent of any cost increases imposed by third parties);
(iii) material reduction in the Executive's responsibilities, authority, title or duties; or (v) material, uncured breach by the Company or any successor to the Company of any of the material provisions of the Agreement.

         5.2 TERMINATION FOR CAUSE.

               (a) The Company shall have the right to terminate Executive's employment with the Company at any time for Cause.

               (b) "Cause" for termination shall mean: (i) conviction of any felony or of any crime involving dishonesty; (ii) participation in any material fraud against the Company; (iii) material breach of Executive's duties to the Company, including persistent unsatisfactory performance of job duties; provided that such breach was not cured after at least 30 days notice to Executive; (iv) intentional and material damage to any property of the Company; or (v) conduct by Executive which in the good faith and reasonable determination of the Board demonstrates gross unfitness to serve.

               (c) In the event (i) Executive's employment is terminated at any time with Cause, (ii) or Executive is in material breach of the terms of this Agreement or the Inventions Agreement, Executive will not be entitled to severance pay, severance benefits, or any compensation or benefits from the Company whatsoever.

         5.3 VOLUNTARY OR MUTUAL TERMINATION.

               (a) Executive may voluntarily terminate his employment with the Company, for any reason, sixty (60) days after giving written notice to the Company.

               (b) In the event Executive voluntarily terminates his employment without Good Reason, he will not be entitled to severance pay, pay in lieu of notice or any other compensation or benefits from the Company whatsoever.


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         5.4 RESTRICTIVE COVENANT. In order to protect the confidential and valuable proprietary and trade secret formation of the Company as more fully described in the Inventions Agreement, in the event Executive voluntarily terminates his employment with the Company, or Executive's employment is terminated for Cause, then for one (1) year immediately following the termination date, Executive shall not, without first obtaining the prior written approval of the Company (i) directly or indirectly engage or prepare to engage, in any activities in competition with the Company or any subsidiary or affiliate (collectively the "Company Entities") in Asia, or (ii) accept employment or establish a business relationship with a business engaged in or preparing to engage in competition with any Company Entity, in any geographical location in Asia in which any Company Entity as of the termination date either (A) conducts business or (B) plans to conduct business within one year of Executive's termination pursuant to a Company Entity's business plan; but only if Executive's employment or business relationship with such business is related to its competitive activities in Asia.

     6. NONINTERFERENCE.

        While employed by the Company, and for one (1) year immediately following the date of termination of employment for any reason, Executive agrees not to interfere with the business of the Company by:

               (a) soliciting or attempting to solicit any employee of any Company Entity to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any competitor of any Company Entity; or

               (b) directly or indirectly soliciting the business of any customer of any Company Entity for any competitor of such Company Entity, which at the time of termination or one year immediately prior thereto was a customer of any Company Entity.

     7. GENERAL PROVISIONS.

         7.1 NOTICES. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery, the date of confirmed delivery by facsimile or international document courier or the third day after mailing by first class mail, to the Company at its primary office location and to Executive (i) at his address as listed on the Company payroll and (ii) at (415) 680-1602 (fax) and Kevin@Randolphs.com or such other facsimile number and e-mail address as Executive may provide Company in a notice to Company.

         7.2 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.


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         7.3 WAIVER. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

         7.4 COMPLETE AGREEMENT. This Agreement and other agreements referenced herein constitute the entire agreement between Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by an officer of the Company.

         7.5 COUNTERPARTS. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

         7.6 HEADINGS. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

         7.7 SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

         7.8 ATTORNEY FEES. If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys' fees and costs incurred in connection with such action.

         7.9 CHOICE OF LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Delaware.


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         IN WITNESS WHEREOF, the parties have executed this Key Employee
Agreement on the day and year first above written.

                                   CONRAD ISP



                                   By: /s/ signature illegible
                                       -----------------------
                                   Title:



Accepted and agreed:


/s/ Kevin H. Randolph
---------------------
Kevin Randolph


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July 30, 1999



Kevin Randolph
23/F Citicorp Centre
18 Whitfield Road
Causeway Bay
Hong Kong

Dear Kevin:

The Board of Directors of Asia Online, Ltd. (the "Company") has agreed to amend the terms of the Key Employee Agreement, dated as of February 10, 1999, by and between the Company and you, in order to permit you to exercise a portion of the option granted thereunder to purchase Series A Preferred Stock until December 31, 1999. Accordingly, by signing and returning a copy of the letter to the Company, you and the Company agree that, effective as of the date hereof,
Section 2.7 is amended in its entirety to read as follows:

         "2.7 PREFERRED STOCK. Executive shall be entitled to purchase up to eighty seven thousand seven hundred nineteen (87,719) shares of Series A Preferred Stock of the Company at the same price paid by the initial purchasers of such Preferred Stock. Such right will terminate on December 31, 1999."



                                      * * *



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Kevin Randolph
Page Two


         If the terms set forth above are acceptable, please execute and return the accompanying copy of this letter.



ASIA ONLINE, LTD.



BY ORDER OF THE BOARD OF DIRECTORS

By: /s/ SCOTT RUSSELL
   ------------------------------------
Scott Russell

Secretary


Acknowledged and agreed:
-----------------------



KEVIN RANDOLPH

/s/ KEVIN RANDOLPH
---------------------------------------